Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-149551, 333-148863, 333-148862 and 333-141793 on Form S-8 of our report dated February 24, 2012, relating to the consolidated financial statements and financial statement schedule of Enstar Group Limited and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enstar Group Limited and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche Ltd.

Hamilton, Bermuda

February 24, 2012